Exhibit 99.1

American Dairy, Inc. Reports

First Quarter 2010 Financial Results

Revenue of $81.4 Million
Conference Call to be Held Tomorrow at 8:00 am ET

BEIJING and LOS ANGELES, May 10, 2010 /PRNewswire-FirstCall/ — American Dairy, Inc. (NYSE: ADY; "American Dairy" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the first quarter of 2010. The Company will hold a conference call tomorrow at 8:00am ET.

Revenue was $81.4 million in the first quarter of 2010 compared to $113.8 million in the first quarter of 2009, and up substantially from $44.0 million in the fourth quarter of 2009.  Revenue from the Company’s branded products was $69.0 million, which consists primarily of the Company’s branded infant formula. Revenue from branded infant formula products was $64.8 million, or 79.6% of total sales, down from $107.6 million, or 94.5% of total sales, in the first quarter of 2009, but up from  $20.7 million, or 47.2% of total sales, in the fourth quarter of 2009.  Revenue from raw milk powder was $12.4 million, or 15.3% of total sales in the first quarter of 2010, up from $2.0 million, or 1.8% of total sales in the first quarter of 2009, but down from $18.9 million, or 43.0% of total sales in the fourth quarter of 2009.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are pleased to report revenue of $81.4 million.  The results speak to the strength of our brand and market position, and reflect our efforts to address the issues with cross-territory selling identified during the previous quarter.  Our branded infant formula resumed its growth momentum, growing to $64.8 million, up substantially from $20.7 million in the fourth quarter of 2009.”

Mr. Leng continued, “During the first quarter, we continued to strengthen our ability to reduce and manage inventory levels at our distribution channels. We also strengthened communication and coordination between our various departments to better control and manage the quantity of goods entering our distribution channels.  We believe that we are better positioned to execute our strategic initiatives in stepping up sales and marketing to grow sales at existing retail outlets in over 100 targeted cities throughout the remainder of the year.  With an improved product portfolio through the launch of a new series of ultra-high-end formula, AstroBaby, and our initiatives to position our company as the leading expert in mother and infant health, including strengthening our customer service and nutrition education programs, we believe we are well-positioned to capitalize on the growing market opportunities.”

Gross profit was $38.4 million in the first quarter of 2010 compared to $72.6 million in the first quarter of 2009, and up substantially from a gross loss of $3.0 million in the fourth quarter of 2009.  Gross margin for the first quarter of 2010 was 47.2%, compared to 63.8% in the first quarter of 2009, primarily reflecting a shift in revenue mix as well as higher costs of raw milk compared to the same period of 2009.

Jonathan H. Chou, Chief Financial Officer, stated, “The sequential improvement in our gross margin speaks to our efforts in re-aligning our product mix with our strategy of targeting higher margin products and reflects the measures we took to manage inventory levels in the fourth quarter of 2009.  During the first quarter, the average retail price of our infant formula products remained relatively stable and, despite higher costs of raw material, we were able to achieve a gross margin of 56.2% for our infant formula products.”

Income from continuing operations was $1.9 million in the first quarter of 2010 compared to $32.0 million in the prior year period.  Sales and marketing expenses decreased 10.6% to $28.3 million in the first quarter of 2010 from $31.6 million in the first quarter of 2009.  As a percentage of revenue, sales and marketing expenses for the first quarter of 2010 increased to 34.7% from 27.8% in the prior year period, reflecting the Company’s ongoing commitment to strengthen its brand awareness. General and administrative expenses decreased 7.8% to $8.3 million in the first quarter of 2010 from $9.0 million in the first quarter of 2009.  The decrease mainly reflected a decrease in the expenditures related to legal and accounting services and a decrease of bad debt provision expenses.

The Company recognized other income of $5.2 million during the first quarter of 2010, which primarily reflected a government subsidy and tax refund of approximately $5.7 million.

Net income attributable to common shareholders for the first quarter of 2010 was $5.5 million, or $0.25 per diluted share, compared to net income of $27.8 million, or $1.61 per diluted share, in the prior year period.

As of March 31, 2009, the Company had cash and cash equivalents of $55.9 million and total current assets of $175.5 million, compared with cash and cash equivalents of $48.9 million and total current assets of $177.7 million as of December 31, 2009.  Cash generated from operating activities for the period ended March 31, 2010 was $25.7 million, compared to approximately $43.6 million in the prior year period.  Cash used in investing activities and financing activities were $8.8 million and $10.1 million, respectively.

Financial Guidance

Mr. Chou continued, “We are pleased with our overall results today.  We are confident that the measures we have taken to address the fourth quarter’s operational issues have been effective, as evidenced by our strong revenues as well as our strong cash flow generated from operating activities.  With the efforts we made in tracking cross-territory selling, we have been able to work more closely and more efficiently with our sales team, distributors and promoters.  Based on cash and actual purchase orders received this quarter, we project our total revenue will exceed $60 million in the second quarter of 2010.”

Conference Call Details
The Company will hold a conference call on May 11, 2010 at 8:00 am ET to discuss its results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-438-5524
Hong Kong toll free:	800-968-103
Northern China toll free:	10-800-712-0046
Southern China toll free:	10-800-120-0046
International:	1-719-325-2195

The replay will be accessible through May 18, 2010 by dialing the following numbers:

United States toll free:	1-888-203-1112
International:	1-719-457-0820
Password:	2453646

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,250 tons per day and an extensive distribution network that reaches over 95,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "could," "would," and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the U.S.: Ashley M. Ammon: 1-646-277-1227
In China: Wei-Jung Yang: 86-10-6599-7968

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2010	2009
	US$	US$

Sales	81,435,903	113,821,847

Cost of goods sold	(42,998,182)	(41,244,269)

Gross profit	38,437,721	72,577,578

Operating expenses:
Sales and marketing expenses	(28,281,824)	(31,639,888)
General and administrative expenses	(8,279,085)	(8,978,204)
Total operating expenses	(36,560,909)	(40,618,092)

Income from continuing operations	1,876,812	31,959,486

Other income (expenses):
Interest income	97,636	92,317
Interest and finance costs	(844,863)	(1,585,546)
Amortization of deferred debt issuance cost	(19,320)	(33,914)
Government subsidy	5,738,773	730,289
Other income, net	208,682	424,137
Income before income tax	7,057,720	31,586,769

Income tax expense	(1,585,817)	(3,829,348)
Income from continuing operations, net of tax	5,471,903	27,757,421
Net income from discontinued operations, net of tax	-	3,214
Net income	5,471,903	27,760,635
Add: Net loss attributable to noncontrolling interests	61,693	26,148
Net income attributable to American Dairy, Inc.	5,533,596	27,786,783

Earnings per share of common stock – Basic
Income from continuing operations attributable to American Dairy, Inc.	0.25	1.61
Income from discontinued operations attributable to American Dairy, Inc., net of tax	-	0
Net income attributable to American Dairy, Inc.	0.25	1.61
Earnings per share of common stock – Diluted
Income from continuing operations attributable to American Dairy, Inc.	0.25	1.55
Income from discontinued operations attributable to American Dairy, Inc., net of tax	-	0
Net income attributable to American Dairy, Inc.	0.25	1.55

Weighted average shares of common stock outstanding
Basic	21,743,331	17,253,907
Diluted	22,190,144	17,926,990

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	US$	US$

ASSETS
Current assets:
Cash and cash equivalents	55,855,753	48,949,524
Notes and loans receivable, net of allowance of $4,000,000	192,537	438,776
Trade receivables, net of allowance of $529,287 and $791,119, respectively	24,241,046	27,495,190
Due from related parties	3,000,740	2,188,243
Employee receivables	396,788	396,724
Advances to suppliers	20,148,854	24,417,968
Inventories, net of allowance of $438,604 and $518,561, respectively	59,209,194	59,044,665
Prepayments and other current assets	179,654	1,814,472
VAT refundable taxes	6,529,620	8,532,629
Other receivables	4,309,080	4,307,680
Short term investment	1,462,821	-
Total current assets	175,526,087	177,722,337

Investments:
Investment in mutual funds – available for sale	127,416	136,466
Investment at cost	263,308	263,264
	390,724	399,730

Property and equipment:
Property and equipment, net	154,380,947	154,572,409
Construction in progress	28,992,857	23,170,909
	183,373,804	177,743,318
Biological assets:
Immature biological assets	37,544,772	35,672,123
Mature biological assets, net	15,922,528	13,232,124
	53,467,300	48,904,247
Other assets:
Deferred tax assets	3,632,815	3,632,815
Prepaid leases	28,846,308	29,016,486
Other intangible assets	726,053	821,331
Goodwill	1,784,796	1,784,331
Deferred debt issuance cost, net	350,348	369,608
Total assets	448,098,235	440,257,737

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	7,314,112	7,312,935
Notes and loans payable	52,077,304	62,372,922
Accounts payable	36,470,166	37,956,046
Accrued expenses	15,373,766	8,365,245
Income tax payable	4,267,083	2,980,774
Advances from customers	8,466,242	6,893,947
Due to related parties	102,398	10,531,851
Advances from employees	463,299	483,647
Accrued employee benefits	4,309,104	4,120,053
Other payable	37,749,377	23,693,617
Current portion of capital lease obligation	145,239	-
Total current liabilities	166,738,090	164,711,037

Long term debt, net of current portion	32,553,897	32,427,230
Capital lease obligation, net of current portion	599,700	-
Long term tax payable	4,903,248	4,747,083
Deferred income	8,868,624	10,538,313
Performance share obligation	-	11,382,000
Total liabilities	213,663,559	223,805,663

Redeemable shares of common stock (2,625,000 and 2,100,000 shares issued and outstanding, respectively)	65,027,093	53,645,093

Equity
American Dairy, Inc. shareholders' equity:
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,607,376 and 19,607,376 issued and outstanding, respectively)	19,607	19,607
Additional paid-in capital	55,435,052	54,482,098
Common stock warrants	1,774,151	1,774,151
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,608,068	25,651,571
Retained earnings	79,206,475	73,672,879
Total American Dairy, Inc. shareholders' equity	168,904,577	162,461,530
Noncontrolling interests	503,006	345,451

Total equity	169,407,583	162,806,981

Total liabilities and equity	448,098,235	440,257,737